EXHIBIT 99.2

Scott:
Thank you and good morning. We appreciate your participation in the CBL Properties conference call to discuss third quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
As our earnings release yesterday indicated, this quarter was a difficult one for CBL from an operational point of view. For the quarter and for this year in general, the challenges many of our retailers are facing have taken a toll on our results, led to our guidance revision and contributed to the dividend reduction. Despite our efforts to be conservative this year in setting guidance, the negative trends accelerated during the third quarter resulting in greater loss of income than we had projected for the quarter and as we look to the end of the year.
The variance came from several sources. During the third quarter, bankruptcy filings from Toys R Us, Perfumania and Vitamin World added to the income loss from the more than 150 stores closed so far in 2017 from earlier bankruptcies. It has also been necessary to provide additional rent concessions to retain stores with retailers undergoing bankruptcy reorganization as well as other retailers who are looking to stabilize their finances. While we have successfully preserved occupancy to mitigate income loss from store closures, it came at the cost of greater rent reductions, as evidenced by the renewal spreads this quarter. We also experienced lower contributions from backfilling vacancies with temporary and permanent replacements. In addition, higher interest expense and property taxes weighed on our third quarter results.
Despite these setbacks, our confidence in our properties and our strategy has not wavered. Our portfolio is stronger as a result of the nearly 40 properties, including more than 20 malls, which we have sold or transacted on in the past four years. The steps we’ve taken over the last few years provide us with greater financial strength and flexibility. Our debt levels are much lower and our credit metrics much stronger. Our properties are dominant in their markets, well-located, resilient and well-suited for redevelopment. We remain committed to executing our strategy of reformatting our properties with new uses that will make them more dynamic and provide a source of growth for the company. Occupancy, while down from the prior year due to the 190 bps bankruptcy impact in the malls, demonstrated a strong sequential improvement of 150 bps. Sales stabilized during the second and third quarters after an unusually weak first quarter, and industry forecasts predict a strong holiday season. We have excellent demand from food and beverage users as well as fitness, entertainment, theaters, service, value and other non-traditional tenants. Just in the third quarter, we signed leases with new uses such as All in Adventures, Box Lunch, O2 Fitness, Lolli & Pops, Metro Diner and Dave & Busters. As we said in the earnings release, only 25% of our new leasing year to date has been executed with traditional apparel retailers so this transition is happening now. That being said, we expect continued pressure over the near term from many of our existing tenants as we reduce the apparel square footage in our portfolio. This shift facilitates the reinvention of our malls into suburban town centers with a greater focus on non-retail uses.
Additionally, over the last several years we have made it a strategic priority to strengthen our balance sheet. Since 2008, we’ve lengthened our maturity schedule, diversified our financing sources adding approximately $1.4 billion of unsecured notes and significantly reducing total leverage by $1.9 billion. We have limited maturities over the next two years and ample availability on our lines. We have also utilized our free cash flow after our dividend to fund redevelopments and capital items generating incremental NOI without adding leverage.
I would now like to address the dividend. We realize that the dividend cut was a surprise to the investment community. That being said, there is no good time or way to deliver this news and we felt it was important to be transparent and forthcoming in communicating this change based on the most current updates to our taxable income projections. The dividend is an important way that we return value to our shareholders and we weighed the impact of this decision very carefully. This is not a step we take lightly and not one we plan to repeat - consistency of our dividend is extremely important. As one of the largest shareholders of CBL, the reduction in the dividend impacts senior management drastically, as well as our Board and employees. At the same time, free cash flow is our least expensive form of equity capital and is the best source to fund our redevelopments without increasing leverage.
As we have consistently maintained our dividend policy has been to target 100% of taxable income while maintaining a conservative payout ratio to maximize cash flow available for investing and debt reduction. Our payout ratio year-to-date is approximately 54% of adjusted FFO, which means our dividend has also been very well covered. While we’ve executed a major disposition program over the past several years, we have offset much of that dilution by adding new income through redevelopment and a limited amount of new development. As a result, in the past we have maintained relatively consistent EBITDA. Today, we are in a position where our forward projections for taxable income allow us to preserve an estimated $50 million in additional cash on an annual basis by adjusting the dividend to an annualized rate of $0.80 per share from $1.06 per share. $50 million is a meaningful savings and we believe it is in the best interests of CBL and our shareholders to prioritize liquidity at this time.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
Portfolio occupancy at quarter-end was 93.1% down 40 basis points compared with the prior-year period and up 150 basis points from June 30. Declines in stabilized mall occupancy were offset by an increase in associated center occupancy, which benefited from four Gordman’s stores reopening under new ownership this quarter as well as other leasing activity. Same-center mall occupancy declined 120 basis points from the prior-year and increased 120 basis points sequentially. Bankruptcy closures impacted mall occupancy by 190 basis points or 367,000-square feet for the third quarter as compared with the prior-year period.
During the quarter we executed nearly one million square feet of leases in total. On a comparable same-space basis, we signed roughly 530,000-square-feet of new and renewal mall shop leases. Spreads on new leases were relatively flat. However, excluding one unusually negative lease, average new lease spreads would have been up approximately 4%. Renewal leases were signed at an average of 16% lower than the expiring rent. Renewal leasing activity during the quarter was negatively impacted by restructuring of higher occupancy cost leases with certain apparel retailers. These included a number of Rue 21 and Payless renewals during the quarter as well as a portfolio restructure with Things Remembered for 23 stores and renewals of several high occupancy cost Gap and Banana Republic stores. While third quarter was weighed down by larger portfolio deals, we do expect renewal spreads to remain under pressure.
Sales for the third quarter were flat with positive sales growth in August and September. On a rolling 12-month basis, stabilized sales for the portfolio were $373 per square foot compared with $382 on a same-center basis. ICSC and NRF are both predicting a robust holiday season, projecting increases in sales in excess of 3.5% - the highest in three years.
As we mentioned last quarter, we have only one ground-up development project that we are pursuing. The Shoppes at Eagle Point is a 233,000-square-foot open-air center located in Cookeville, TN. It is anchored by Publix, Academy Sports, Ross, Ulta Beauty, PetSmart as well as shops including Panera Bread, Chipotle, Five Guys Burgers & Fries and AT&T. The project is a 50/50 joint venture and is 87% leased or committed. Site work has commenced with a grand opening targeted for fall 2018. Sales of our power and community centers similar to Eagle Point have provided us with an alternative source of attractively priced equity.
Except for the Cookeville project, our focus is on redevelopment. Later this month, Dillard’s will open at Layton Hills Mall in Salt Lake City. The new store replaces a Macy’s that closed earlier this year. We will soon be announcing an entertainment user to replace the former Macy’s at Jefferson Mall. And at Parkdale Mall we have leases executed or out for signature with three box users to replace the Macy’s that closed earlier this year.
We have several additional anchor redevelopments that we anticipate commencing construction on in early 2018. We are finalizing leases and construction plans and hope to announce these projects within the next few months. In our redevelopments, we are emphasizing entertainment, food & beverage, health & wellness and non-retail uses such as hotels, multi-family, grocery and even a convention center at one location. Overall, including redevelopments, we have deals with 57 food operators executed, out for signature or in active negotiation. We are also in discussions on six hotel opportunities, one apartment, two self-storage facilities and we are exploring the potential to add medical office at a number of centers. Many of these non-retail uses are structured as joint ventures, ground leases or land sales, which reduces required capital.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
Third quarter 2017 adjusted FFO per share was $0.50, with portfolio same-center NOI declining 2.6%.
FFO per share, as adjusted, for the quarter was $0.07 lower than third quarter 2016. Major variances impacting FFO included:

•	$0.04 per share due to lower total NOI including declines in percentage rent and increases in real estate tax;

•	$0.02 per share of dilution from asset sales completed in 2016 and year-to-date;

•	$0.01 lower fee income.
Third quarter’s decline in same-center NOI was greater than anticipated at $4.5 million with revenues down $4.2 million and expenses up $0.4 million. The decline in revenues was primarily due to lower occupancy, closures and rent reductions related to tenants in bankruptcy and lower renewal rates as we have already discussed in detail. Real estate tax expense was higher by $2.1 million this quarter offsetting savings we achieved in operating expenses.
We are updating our full-year guidance to incorporate the lower third quarter results as well as a more conservative outlook for the fourth quarter based on leasing completed to-date and in process. Our updated adjusted FFO guidance of $2.08 to $2.12 per diluted share assumes full-year same-center NOI in the range of -2% to -3%. The reduced NOI growth assumption accounts for approximately $0.05 of the change in FFO. Other variances include approximately $0.03 per share lower expected contribution from non-same-center and sold properties, lower fee income of $0.01 and $0.02 per share higher interest expense resulting from assumed increases in LIBOR as well as the impact of the additional unsecured notes and term loan partially offset by early retirement of secured loans.
We were very active during the quarter on the financing front completing the extension and modification of two term loans due in 2018 at favorable terms. We also exercised the extension option for the $350 million term loan to extend the maturity to October 2018 and have one remaining option that will extend the final maturity to October 2019.
We accessed the public debt markets, generating approximately $225 million in additional liquidity with a follow-on offering of our 5.95% unsecured notes due in 2026. We subsequently retired $206 million of secured mortgages at a weighted average interest rate of over 7% including the loan secured by Hanes Mall and The Outlet Shoppes at El Paso. Hanes was due in October 2018 and we were able to negotiate an early pay-off. Both assets are high-quality, tier-one assets, adding to our unencumbered asset pool and allowing us to benefit from the interest savings.
We ended the quarter with total pro rata debt of $4.7 billion, a decline of more than $220 million from year end. The decline was a result of asset sales year-to-date and the conveyance of three properties. Outstanding amounts on our lines of credit declined to just $80 million as of September 30th from $181 million as of June 30th. We ended the quarter with net debt-to-EBITDA of 6.7 times.
We are continuing our discussions with the existing lender for a potential modification of the loan secured by Acadiana Mall. We will announce details when the agreement has been finalized.
We also have entered into preliminary discussions with the lender for the loan secured by Hickory Point. We restructured this loan last year, but have seen additional deterioration in operating metrics. As a result, during the third quarter we recorded a $25 million impairment to adjust the carrying value of the asset to fair value. We have begun the process to seek a further modification of this loan and will provide more information once an agreement has been reached.
As Stephen mentioned, the focus on improving our balance sheet over the last several years has put CBL in a strong financial position to withstand the short-term EBITDA decline as we reposition our properties. We have addressed many of our 2018 maturities well in advance and have reduced our line borrowings to provide maximum financial flexibility. Our meaningful free cash flow is the prime source to fund our capital needs.
I’ll now turn the call over to Stephen for concluding remarks.

Stephen:
Thank you, Farzana.
Over the last few years, the CBL organization has made significant strides in advancing our portfolio, our balance sheet and all aspects of our company. This quarter’s results are definitely a setback but we have seen many ups and downs over CBL’s 40 year history and we are confident that we will return to better days. Our properties and our retailers are clearly facing challenges and we are in the midst of a secular transition away from apparel and other traditional retail and towards new and different uses. We are nimble and proactive in our strategies and are confident in our dominant locations and active management.
Our balance sheet is in excellent shape. Coupled with our significant free cash flow and the additional amount we will retain with the dividend reduction, we have ample resources to execute our redevelopment plans and maintain a strong credit profile. We are confident that we have a path forward to not only weather the current storm but to position our properties and our company for long-term success.
We will now take your questions.